UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Take-Two Interactive Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 28, 2007

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Take-Two Interactive Software, Inc. (the “Company”) that will be held on Friday, March 23, 2007 at 4:00 P.M. local time at the Hotel Gansevoort, 18 9th Avenue, New York, New York 10014.

The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting.

Your Board of Directors unanimously believes that the election of the nominees as directors, the amendment to the Company’s Incentive Stock Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm are in the best interests of the Company and its stockholders and, accordingly, recommends a vote “FOR” the nominees as directors and “FOR” the amendment to the Company’s Incentive Stock Plan and “FOR” the ratification of the appointment of Ernst & Young LLP.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided or cast your vote by telephone or via the Internet. If the address on the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing, at 59 Maiden Lane, New York, New York 10038.

Your vote is very important, and we appreciate a prompt return of your signed proxy card. We hope to see you at the meeting and appreciate your continued support.

Sincerely yours,

Paul Eibeler
Chief Executive Officer and President

TAKE-TWO INTERACTIVE SOFTWARE, INC.
622 Broadway
New York, New York 10012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, MARCH 23, 2007

To the Stockholders of TAKE-TWO INTERACTIVE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting (“Annual Meeting”) of Stockholders of Take-Two Interactive Software, Inc. (the “Company”) will be held on Friday, March 23, 2007, at 4:00 P.M. local time at the Hotel Gansevoort, 18 9th Avenue, New York, New York 10014 for the following purposes:

1.     To elect six (6) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.     To consider and vote on a proposal to amend the Company’s Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 2,000,000 shares;

3.     To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for its fiscal year ending October 31, 2007;

4.     To consider and vote on a stockholder proposal  requesting that the Board’s Compensation Committee, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation; if properly presented at the Annual Meeting; and

5.     To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on February 26, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,

Paul Eibeler
Chief Executive Officer and President

February 28, 2007

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY TELEPHONE OR VIA THE INTERNET. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
622 Broadway
New York, New York 10012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MARCH 23, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Take-Two Interactive Software, Inc. (the “Company” or “Take-Two”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, March 23, 2007, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about March 1, 2007.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. A proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are: 622 Broadway, New York, New York 10012, Telephone No.: (646) 536-2842.

The following questions and answers provide important information about the Annual Meeting and this proxy statement:

Q.             What am I voting on?

A.              —Election of directors: Paul Eibeler, Oliver R. Grace, Jr., Robert Flug, Mark Lewis, John F. Levy and Grover C. Brown.

                           —A proposal to amend the Company’s Incentive Stock Plan to provide for an additional 2,000,000 shares of common stock to be reserved for issuance under the plan.

                           —A proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for its fiscal year ending October 31, 2007.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors, FOR the adoption of the amendment to the Company’s Incentive Stock Plan and FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm.

You will also vote on a stockholder proposal to request that the Compensation Committee of the Board of Directors, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation.

The Board of Directors recommends a vote AGAINST the stockholder proposal.

Q.             Who is entitled to vote?

A.              Stockholders as of the close of business on February 26, 2007 are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held.

Q.             How do I vote?

A.              You may sign and date each paper proxy card you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf (1) FOR the election of the directors; (2) FOR the adoption of the amendment to the Company’s Incentive Stock Plan, (3) FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm and (4) AGAINST the stockholder proposal. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting.

You may also vote by telephone or via the Internet. See VOTING BY TELEPHONE OR VIA THE INTERNET below for further details. Please note that there are separate telephone and Internet voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

Q.             How do I sign the paper proxy card?

A.              Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign the proxy card, not the minor. If the stock is held in joint ownership, both owners must sign.

Q.             What does it mean if I receive more than one proxy card?

A.              It may mean that you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. You may call American Stock Transfer & Trust Company at 1-800-937-5449 if you have any questions regarding the share information or your address appearing on the paper proxy card.

Q.             Who will count the votes?

A.              A representative of American Stock Transfer & Trust Company will tabulate the votes and act as independent inspector of election.

Q.             What constitutes a quorum?

A.              A majority of the outstanding shares of the Company’s common stock present or represented by proxy constitutes a quorum for the Annual Meeting. As of February 26, 2007, 72,838,149 shares of the Company’s common stock were issued and outstanding.

Q.             How many votes are needed for the election of directors, the amendment to the Incentive Stock Plan, the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm and the adoption of the stockholder proposal?

A.              Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees receiving the highest number of votes will be elected directors, provided a quorum exists. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the Company’s nominees listed on the proxy card. Abstentions and broker non-votes (as described below) will have no effect on the election of directors.

The proposals to amend the Incentive Stock Plan, ratify the appointment of E&Y as the Company’s independent registered public accounting firm for its fiscal year ending October 31, 2007 and to adopt the stockholder proposal will be approved if the votes cast for each proposal exceed those cast against the proposal, provided a quorum exists. Broker non-votes will not be counted as votes cast either for or against the proposals.

Q.             What is a “broker non-vote”?

A.              A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the broker has not received instructions from the beneficial owners of how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

Q.             How may I communicate with the Board of Directors?

A.              Stockholders wishing to send communications to the Board of Directors individually or as a group may do so by writing to: The Board of Directors of Take-Two Interactive Software, Inc. c/o Vice President of Corporate Communications and Public Affairs, 622 Broadway, New York, New York 10012. You should identify your communication as being from a Take-Two stockholder. The Vice President of Corporate Communications and Public Affairs may require reasonable evidence that your communication or other submission is made by a Take-Two stockholder before transmitting your communication to the Board of Directors.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on February 26, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 72,838,149 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES AND PROXY INFORMATION

The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the outstanding shares of Common Stock are present in person or represented by proxy at the Annual Meeting. The amendment to the Company’s Incentive Stock Plan, the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm and the adoption of the stockholder proposal require the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the matter at the Annual Meeting, provided a quorum exists. All other matters at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided a quorum exists. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of American Stock Transfer & Trust Company, the Company’s transfer agent.

In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Abstentions and broker non-votes will have no effect on the election of directors. Broker non-votes will have no effect on the proposals to amend the Incentive Stock Plan, ratify the appointment of E&Y as the Company’s independent registered public accounting firm or the stockholder proposal.

The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies for a fee in the amount of $20,000 plus reimbursement of its out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and these entities may be reimbursed by the Company for their expenses. Proxies also may be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

VOTING BY TELEPHONE OR VIA THE INTERNET

For Shares Registered in the Name of a Brokerage Firm or Bank.   A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different than the program provided by American Stock Transfer & Trust Company for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the ADP program must be received by 11:59 p.m. (New York time) on March 22, 2007. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Directly Registered in the Name of the Stockholder.   Stockholders with shares registered directly with American Stock Transfer & Trust Company may vote telephonically by calling American Stock Transfer & Trust Company at 1-800-776-9437, or you may vote via the Internet at www.voteproxy.com.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet through either American Stock Transfer & Trust Company or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ELECTION OF DIRECTORS

(Item 1)

At this year’s Annual Meeting of Stockholders, six (6) directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2008. The Board of Directors, upon the recommendation of the Corporate Governance Committee, has nominated Paul Eibeler, Oliver R. Grace, Jr., Robert Flug, Mark Lewis, John F. Levy and Grover C. Brown as directors. Messrs. Levy and Brown were initially recommended to the Company for appointment to the Board by the Company’s outside counsel. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal. Todd Emmel, Steven Tisch and Michael Malone, members of the Board of Directors since February 2002, April 2002 and January 2006, respectively, are not running for re-election.

At this year’s Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

The Board of Directors recommends that stockholders vote FOR the election of the nominees named below.

Following is information with respect to the nominees for directors:

Paul Eibeler, age 51, has been Chief Executive Officer of the Company since January 2005 and President and a director of the Company since April 2004. Mr. Eibeler was also President of the Company from July 2000 to June 2003 and a director from December 2000 to February 2003. Prior to that time, Mr. Eibeler was a consultant for Microsoft’s Xbox launch team. From July 2003 to October 2003, Mr. Eibeler was President and Chief Operating Officer of Acclaim Entertainment’s North America Division, a company engaged in publishing video games and, from 1998 to 1999, Mr. Eibeler served as Acclaim North America’s Executive Vice President and General Manager. Acclaim filed a petition under Chapter 7 of the federal Bankruptcy Code in September 2004. During the seven years prior to 1998, Mr. Eibeler held various executive positions with Impact, Inc., a leading supplier of licensed toys and school supplies. Mr. Eibeler received a B.A. from Loyola College.

Oliver R. Grace, Jr., age 52, has been a director of the Company since April 1997. Since 1990, Mr. Grace, a private investor, has been the Chairman of the Board of Moscow Cablecom Corp. (formerly known as Anderson Group, Inc.), which provides broadband cable services to the city of Moscow. Mr. Grace is a general partner of Anglo American Security Fund, L.P., a private investment fund. Mr. Grace received a B.A. in Business Administration from Vanderbilt University.

Robert Flug, age 59, has been a director of the Company since February 1998 and interim non-executive Chairman of the Company’s Board of Directors since January 2006. Mr. Flug held various executive positions with S.L. Danielle Survivor (formerly S.L. Danielle), a women’s apparel company, since September 1987, most recently as President and Chief Executive Officer. Mr. Flug received a B.S. in Business Administration from New York University.

Mark Lewis, age 57, has been a director of the Company since May 2001. For the fifteen years prior to February 2001, Mr. Lewis held various positions with Electronic Arts, Inc., a company engaged in publishing video games, most recently as Senior Vice President of International Operations. Mr. Lewis has been a director of Muse Communications Corp., a broadband technology company, since November 1997. Mr. Lewis received a B.A. in English and graduated Cum Laude from Yale University.

John F. Levy, age 51, has been a director of the Company and Chairman of its Audit Committee and Compensation Committee since March 2006 and December 2006, respectively. Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory Services, a consulting firm which advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies. From November 1997 to August 2004, Mr. Levy served as chief financial officer of MediaBay, Inc., a NASDAQ company and leading provider of premium spoken word audio content. While at MediaBay, he also served for a period as its Vice Chairman. Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy is a director and Chairman of the Audit Committee of Gilman+Cioccia, Inc., a publicly traded company which provides tax preparation and financial planning services to individuals. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph’s University in Philadelphia.

Grover C. Brown, Esq., age 71, has been a director of the Company since March 2006 and Chairman of its Corporate Governance Committee since December 2006. Mr. Brown, a former judge, has been special counsel at the law firm of Gordon, Fournaris & Mammarella, P.A. since March 2000. Previously, Mr. Brown was a Partner at the law firm of Morris, James, Hitchens & Williams from 1985 to 2000. Mr. Brown served as Chancellor and Vice Chancellor of the Delaware Court of Chancery from 1973 until 1985 and was a Family Court Judge for the State of Delaware prior to that time. Mr. Brown is admitted to practice before the Federal District Courts in Delaware and the District of Columbia, and the United States Court of Appeals for the Third Circuit. Mr. Brown is a director of Cablevision Systems Corporation, a publicly traded leading media, entertainment and telecommunications company. He received his law degree from The George Washington University and is a member of the American Bar and Delaware Bar Associations.

Following is information with respect to certain of the Company’s executive officers not listed above:

Karl H. Winters, age 48, has been Chief Financial Officer of the Company since February 2002. From April 2000 to June 2001, Mr. Winters was the Chief Financial Officer of ModelWire, Inc., a company engaged in marketing imaging database products. From 1993 to 1999, Mr. Winters served in various positions, most recently as Vice President of Trace International Holdings, Inc., a private holding company that held significant interests in United Auto Group, Inc., a consolidator of new car dealerships, and Foamex International Inc., a manufacturer of polyurethane products. During such period, Mr. Winters also held executive positions at United Auto and Foamex, most recently as United Auto’s Chief Financial Officer and Executive Vice President. From 1983 to 1993, Mr. Winters was a Senior Audit Manager for Coopers & Lybrand. Mr. Winters is a C.P.A. and received an M.B.A. from the University of Michigan and a B.A. in business economics with a concentration in accounting from Calvin College.

Samuel A. Judd, age 49, has been Senior Vice President of Planning & Administration of the Company since July 2004. Prior to joining the Company Mr. Judd served as Chief Financial Officer and Senior Vice President of Operations at the Simon & Shuster division of Viacom, Inc. Mr. Judd received his B.A. in Economics from Cornell University and an M.B.A. from the University of Pennsylvania’s Wharton School of Business.

Section 16(a) Beneficial Ownership Compliance.   Based solely on a review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons currently required to file forms under the Securities Exchange Act of 1934 filed such reports on a timely basis.

Meetings of Directors.   The Board of Directors holds regularly scheduled meetings during the year, and holds additional meetings as necessary or desirable. During the fiscal year ended October 31, 2006, the Board of Directors held twenty-nine meetings. Steven Tisch attended approximately 48% of the meetings of the Board of Directors and all committees thereof on which he serves during the Company’s fiscal year ended October 31, 2006, and all of the other directors attended more than 75% of the meetings of the Board of Directors and all committees thereof on which they respectively serve during such period from and after such time as such directors joined the Board of Directors, if applicable. During the fiscal year ended October 31, 2005, the Board of Directors held twelve meetings. In addition, the Board took other action by unanimous written consent in each such year.

Independent Directors.   The Board has determined that Messrs. Grace, Flug, Lewis, Tisch, Emmel, Malone, Levy and Brown are “independent” directors as defined under the rules of the NASDAQ Stock Market. During the fiscal years ended October 31, 2005 and October 31, 2006, the independent directors met in executive session (outside the presence of management) on several occasions. The Board has established three standing committees, a Compensation Committee, a Corporate Governance Committee and an Audit Committee, each of which is comprised of independent directors and is governed by a written charter. The Board also established a Special Litigation Committee in 2006, which is comprised of

Messrs. Malone, Levy and Brown, which, among other things, is responsible for investigating the allegations made in certain stockholder derivative actions and investigating the Company’s past option granting practices. Certain information as to each of the Company’s standing board committees is set forth below:

Compensation Committee.   The Company has established a Compensation Committee of the Board of Directors, currently comprised of Messrs. Levy (Chairman), Lewis and Tisch, each of whom is an “independent” director as defined under the rules of the NASDAQ Stock Market. The function of the Compensation Committee is to review compensation policies and procedures of the Company, evaluate and approve the executive officers’ compensation and make recommendations to the Board of Directors regarding executive compensation. The Compensation Committee held four meetings during the fiscal year ended October 31, 2006 and seven meetings during the fiscal year ended October 31, 2005. See “Report on Executive Compensation.”

Corporate Governance Committee.   The Company has established a Corporate Governance Committee, currently comprised of Messrs. Brown (Chairman), Lewis and Malone, each of whom is an “independent” director as defined under the rules of the NASDAQ Stock Market. This committee is responsible for creating and maintaining overall corporate governance policies for the Company and identifying, screening and recruiting director candidates to the Board of Directors. This Committee held two meetings during the fiscal year ended October 31, 2006 and five meetings during the fiscal year ended October 31, 2005.

The Corporate Governance Committee Charter was attached as Exhibit A to the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on May 16, 2005. The Corporate Governance Committee Charter is not available on the Company’s website, but is available to stockholders who make a written request to the Vice President of Corporate Communications and Public Affairs of Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012.

The Corporate Governance Committee will consider nominees recommended by stockholders, provided that the recommendation contains sufficient information for the Committee to assess the suitability of the candidate. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive.

When selecting directors, the Board will review and consider many factors, including experience, diversity, age, skills and independence. It will also consider ethical standards and integrity. It considers recommendations primarily from members of the Board and management. The Committee conducts interviews with candidates who meet the Board’s criteria, and has full discretion in considering its nominations to the Board.

A stockholder wishing to nominate a candidate for election to the Board at the Company’s Annual Meeting of Stockholders to be held in 2008 is required to give written notice addressed to the Vice President of Corporate Communications and Public Affairs of Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012 of an intention to make such a nomination by no later than October 31, 2007.

The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable NASDAQ rules, or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

Audit Committee.   The Company has established an Audit Committee of the Board of Directors, currently comprised of Messrs. Levy (Chair), Malone and Emmel, each of whom is an “independent” director as defined under the rules of the NASDAQ Stock Market. The Board of Directors has determined that Mr. Levy qualifies as a “financial expert” under federal securities laws. The Audit Committee held twelve meetings during the fiscal year ended October 31, 2005 and fifteen meetings during the fiscal year ended October 31, 2006. See “Audit Committee Report.”   The Board of Directors intends to elect two of its independent directors to serve as members of the Audit Committee at a meeting immediately following the conclusion of the Annual Meeting to fill the vacancies in the Audit Committee that will be created by Messrs. Emmel and Malone not standing for re-election to the Board of Directors at the Annual Meeting.

Director Training.   Mr. Levy, Chairman of each of the Audit Committee and Compensation Committee, completed 64 hours of training sessions since May 2006, including “Audit Committee Institute Roundtable” presentations by KPMG; a “Stock Option Backdating and Practices Conference” presented by Blank Rome LLP; an “Audit Committee Fundamentals Seminar,” “Annual Corporate Governance Conference” and an “Audit Committee Issues Conference” presented by NACD; and a “National SEC Reporting Conference” and “Institute FASB/GAAP In-Depth Workshop” presented by the SEC.

Code of Ethics.   In March 2002, the Company adopted a written code of ethics, as amended, that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller and any persons performing similar functions. The Company will provide a copy of its code of ethics to any person without charge upon written request addressed to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: Vice President of Corporate Communications and Public Affairs.

Attendance at Stockholder Meetings.   Two Board members attended the last annual meeting of the Company’s stockholders, which was held in June 2005.

Certain Legal Proceedings.   As disclosed in the Company’s Form 10-K for fiscal 2006 contained in the Annual Report to Stockholders accompanying this proxy statement, the Company and certain of its officers and directors are defendants in a number of legal proceedings including the following purported derivative proceedings:

In January 2006, the St. Clair Shores General Employees Retirement System filed a purported class and derivative action complaint in the Southern District of New York against the Company, as nominal defendant, and certain of its officers and directors and certain former officers and directors. Plaintiff asserts that certain of the defendants breached their fiduciary duty by selling their stock in the Company while in possession of certain material non-public information and breached their fiduciary duty and violated Section 14(a) and Rule 14a-9 of the Securities Exchange Act  of 1934, as amended (“Exchange Act”) by failing to disclose material facts in the Company’s 2003, 2004 and 2005 proxy statements in which the Company solicited approval to increase share availability under its 2002 Stock Option Plan. Plaintiff seeks the return of all profits from the alleged insider trading conducted by the individual defendants who sold Company stock, unspecified compensatory damages with interest and their costs in the action. A motion to stay the action pending the determination of an investigation by the Special Committee was filed with the Court. On October 4, 2006, the Court issued an order granting the motion and staying the proceedings for a period of 150 days from the date of the Order. On January 17, 2007, the plaintiffs moved for an order granting limited relief from the Court’s October 4, 2006 stay of the proceedings in order to file an Amended Derivative and Class Action Complaint. Of the Company’s current directors, Messrs. Eibeler, Emmel, Flug, Grace, Lewis and Tisch are named as defendants in this action.

In July 2006, Richard Lasky filed a purported derivative action complaint in the Southern District of New York against the Company, as nominal defendant, and certain of its officers and directors and certain former officers and directors. The complaint alleges violations of federal and state law, including violations of the Sarbanes-Oxley Act of 2002, the Exchange Act, breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment that allegedly occurred between January 2000 and the present. The complaint also asserts claims alleging the defendants breached their fiduciary duties in connection with the granting of stock options to certain officers and directors since 1997. The complaint seeks unspecified damages against all of the individual defendants, reimbursement from certain of the defendants of bonuses or other incentive or equity based compensation paid to them by the Company  during its fiscal year ended October 31, 2003, equitable and other relief relating to the proceeds from certain of the defendants’ alleged improper trading activity in the Company’s stock, adoption of certain corporate governance proposals and recovery of litigation costs. On August 22, 2006, a stockholder derivative complaint was filed by Raeda Karadsheh in the United States District Court of the Southern District of New York against the Company, as nominal defendant, and certain of its current and former officers and directors. The Karadsheh Complaint asserts claims related to the Company’s stock option granting practices. On November 22, 2006, the Court entered an Order consolidating the two actions and providing plaintiffs with forty-five (45) days from the date of the Order to file a consolidated complaint. The Plaintiffs filed a consolidated complaint on January 22, 2007. The consolidated complaint focuses exclusively on the Company’s historical stock option granting practices. All of the Company’s current directors are named as defendants in this action.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Company’s Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No.1, Independence Discussion with Audit Committees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s vice president of internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the Company’s vice president of internal audit and representatives  of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended October 31, 2006 filed by the Company with the Securities and Exchange Commission (“SEC”). The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm,

The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Exhibit B to the Company’s definitive Proxy Statement on Schedule 14A filed with the SEC on May 16, 2005. The Audit Committee has implemented an internal audit function. The Audit Committee held fifteen meetings during the fiscal year ended October 31, 2006. The Committee is comprised solely of independent directors as defined by under the rules of the NASDAQ Stock Market’s listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Audit Committee Chair, John Levy*

Audit Committee Member, Todd Emmel

Audit Committee Member, Michael Malone*

* became a member of the Committee in March 2006

Item 11. Executive Compensation

The following table sets forth the cash compensation paid or earned by the Company during the fiscal years ended October 31, 2004, 2005 and 2006 to those persons who held the position of Chief Executive Officer and to the other executive officers other than the Company’s Chief Executive Officer, each of whom was serving at the end of the fiscal year ended October 31, 2006 and whose salary and bonus equaled or exceeded $100,000 (the “Named Executives”):

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year Ended October 31,	Salary($)	Bonus($)(1)	Other Annual Compen- sation(2)		Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compen— sation ($)
Paul Eibeler Chief Executive Officer and President (4)	2006	800,000	50,000	—		—	—	5,043	(7)
	2005	750,000	50,000	—		2,137,500	75,000	5,430	(8)
	2004	330,000	350,000	—		—	450,000	—
Karl H. Winters Chief Financial Officer	2006	385,000	50,000	—		—	—	7,285	(9)
	2005	385,000	—	—		397,800	50,000	9,640	(10)
	2004	325,000	115,000	—		—	—	—
Gary Lewis (5)	2006	100,000	—	—		—	—	500,000	(12)
	2005	600,000	250,000	197,500	(11)	—	—	45,000	(13)
	2004	326,538	500,000	—		638,400	217,500	—
Samuel Judd Senior Vice President of Planning and Administration(6)	2006	385,000	—	—		—	—	11,600	(14)
	2005	385,000	—	—		—	—	4,511	(15)
	2004	97,731	55,000	—		468,601	135,000	—

(1)             The Company previously reported Mr. Eibeler’s bonus for the year ended October 31, 2005 (“Fiscal 2005”) to be $250,000. However, $50,000 of such bonus was earned for the year ended October 31, 2004 (“Fiscal 2004”) and paid in Fiscal 2005 and $150,000 was previously overstated. The amount of the bonus actually paid to Mr. Eibeler is now reported in the year earned in the table above. The Company previously reported Mr. Winters’ bonus for Fiscal 2005 to be $100,000, which amount was earned for Fiscal 2004 and paid in Fiscal 2005 and has now been reported in the year (Fiscal 2004) earned in the table above. The Company previously reported Mr. Lewis’ bonus for Fiscal 2005 to be $500,000, of which $250,000 was earned for Fiscal 2004 and paid in Fiscal 2005 and has now been reported in the year earned (Fiscal 2004) in the table above. The Company previously reported Mr. Judd’s bonus for Fiscal 2005 to be $55,000, which amount was earned for Fiscal 2004 and paid in Fiscal 2005 and has now been reported in the year earned (Fiscal 2004) in the table above.

(2)             Except as set forth in the table, the aggregate value of benefits to be reported under the “Other Annual Compensation” column did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executives.

(3)             The amounts shown in this column represent the dollar value of the restricted stock on the date of grant. In fiscal 2004, Messrs. Lewis and Judd received restricted stock awards of 30,000 and 22,500 shares, respectively. In fiscal 2005, Messrs. Eibeler and Winters received restricted stock awards of 75,000 and 20,000 shares, respectively. At October 31, 2006, the number of shares of restricted stock held by Messrs. Eibeler, Winters and Judd was 75,000, 20,000 and 22,500 shares, respectively, and the value of such shares was $1,049,250, $279,800 and $314,775, respectively. Mr. Eibeler’s shares were granted in June 2005, one-third of which vested in June 2006 and one-third vest in each of June 2007 and 2008. Mr. Winters’ shares were granted in October 2005, one-third of which vested in October 2006 and one-third vest in each of October 2007 and 2008. Mr. Lewis’ shares were granted in April 2004 and May 2003. Mr. Judd’s shares were granted in July 2004 of which one-third of the shares vested in each of July 2005 and 2006 and one-third will vest in July 2007. During the restricted period, all shares are entitled to receive dividends paid on the common stock.

(4)             Mr. Eibeler rejoined the Company as President in April 2004, and became Chief Executive Officer in January 2005.

(5)             Mr. Lewis became the Company’s Global Chief Operating Officer in April 2004 and resigned from that position in January 2006. The Company and Mr. Lewis subsequently agreed to terminate Mr. Lewis’ employment with the Company and the Company paid Mr. Lewis approximately $500,000 in consideration of his agreement not to compete with the Company or solicit its employees through January 3, 2007.

(6)             Mr. Judd became Senior Vice President in July 2004.

(7)             Represents $3,812.57 in contributions made by the Company under its 401(k) Plan and $1,230 of term-life insurance premiums paid by the Company.

(8)             Represents $4,200 in contributions made by the Company under its 401(k) Plan and $1,230 of term-life insurance premiums paid by the Company.

(9)             Represents $1,844.83 in contributions made by the Company under its 401(k) Plan and $5,440 of term-life insurance premiums paid by the Company.

    (10) Represents $4,200 in contributions made by the Company under its 401(k) Plan and $5,440 of term-life insurance premiums paid by the Company.

    (11) Includes a housing allowance of approximately $144,000.

    (12) Represents $500,000 in severance payments made pursuant to the terms of Mr. Lewis’ separation agreement, $30,000 of which was paid during the remainder of Mr. Lewis’s non-compete period in the Company’s fiscal year ending October 31, 2007.

    (13) Represents contributions made by the Company to a European pension plan.

    (14) Represents $6,600 in contributions made by the Company under its 401(k) Plan and $5,000 of term-life insurance premiums paid by the Company.

    (15) Represents $2,961 in contributions made by the Company under its 401(k) Plan and $1,550 of term-life insurance premiums paid by the Company.

Option Grants in Fiscal Year Ended October 31, 2006

The Company did not grant options to any of its Named Executives during the fiscal year ended October 31, 2006.

The following table sets forth information concerning the value of options exercised during the fiscal year ended October 31, 2006 and the value of unexercised stock options held by the Named Executives as of October 31, 2006:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired on	Value	at October 31, 2006 (#)		at October 31, 2006 ($)*
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul Eibeler	—	—	450,000	75,000	—	—
Karl Winters	—	—	64,500	—	$27,115	—
Gary Lewis			—	—	—	—
Samuel Judd	—	—	90,000	45,000	—	—

*Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the common stock, which was $13.99 on October 31, 2006.

Director Compensation

For the fiscal year ended October 31, 2006, each director received a restricted stock award of 6,000 shares of Common Stock vesting over a three-year period. In addition, each of Messrs Levy, Brown and Malone received options to purchase 25,000 shares of Common Stock vesting over a three-year period upon their appointment to the Board of Directors. Each director received a cash retainer and the committee fees, as applicable, described in the table below:

Name of Director	Annual Cash Retainer ($)		Audit Committee Fee ($)		Governance Committee Fee ($)		Comp. Committee Fee ($)		Special Litigation Committee Fee ($) (6)	Special Litigation Committee Fee ($)(7)
Todd Emmel*	60,000		10,000		20,000	(4)	—		—	—
Robert Flug*	60,000		10,000		—		25,000	(5)	—	—
Oliver R. Grace, Jr.*	60,000		5,000	(2)	—		—		—	—
Mark Lewis*	60,000		—		—		—		—	—
Steven Tisch*	60,000		—		—		—		—	—
Michael Malone	45,000	(1)	5,000	(2)	—		—		40,000	25,000
John F. Levy	37,800	(1)	22,050	(3)	—		—		40,000	60,000
Grover C. Brown	35,250	(1)	—		—		—		60,000	25,000

(1)          Represents pro-rata portion of the $60,000 annual cash retainer for the period of service of the director during fiscal 2006.

(2)          Represents pro-rata portion of the $10,000 annual fee for serving on the Audit Committee for the period of service during fiscal 2006.

(3)          Represents pro-rata portion of the $35,000 annual fee for serving as Chairman of the Audit Committee for period of service during fiscal 2006.

(4)          Represents fee for serving as Chairman of the Corporate Governance Committee.

(5)          Represents fee for serving as Chairman of the Compensation Committee.

(6)          Represents fee for the Special Litigation Committee’s work regarding investigating stockholder derivative actions. Mr. Brown served as Chairman of the Committee for this purpose.

(7)          Represents fee for the Special Litigation Committee’s work regarding investigating the Company’s past stock option granting practices (in this capacity, the Special Litigation Committee is sometimes referred to as the Special Committee). Mr. Levy served as Chairman of the Committee for this purpose.

*   Based on the previously announced conclusions of the investigation into the stock options practices of the Company and the recommendations of the Special Committee, the Board of Directors has approved certain remedial measures that have been adopted by the Company, including the adoption of certain best practices in the granting and documenting of stock options. In connection with the investigation, the Special Committee determined that certain stock options issued by the Company to each of these directors were incorrectly dated. Accordingly, as an additional part of its remedial measures, each of these directors agreed that with respect to stock options that were incorrectly dated (i) that were previously exercised by such directors, such directors would remit to the Company after-tax gains that they realized as a result of the incorrect grant date by delivering to the Company for cancellation stock options with a Black-Scholes value equal to the amount to be remitted and (ii) that remain unexercised, such stock options would be re-priced to reflect an appropriate price for which such stock options should have been deemed granted. For purposes of the valuation or re-pricing, as the case may be, where a revised measurement date was determinable, the closing price of the Company’s Common Stock on that date was used and where the evidence of the stock option grant was limited to the inclusion of the options in the quarterly diluted earnings per share calculation records, the average closing price of the Company’s Common Stock for the relevant quarter was used. The foregoing agreement was entered into voluntarily by the Company and these directors, none of whom serve on the Special Committee. The tables below describe the options that were remitted to the Company and cancelled (in the case of clause (i) above) or re-priced (in the case of clause (ii) above), respectively.

Director	Number of Options Cancelled(+)	Aggregate Black-Scholes Value Remitted(+)
Todd Emmel	7,341	$59,535.51
Robert Flug	43,579	$244,104.74
Oliver R. Grace, Jr.	12,788	$83,505.64
Mark Lewis	21,919	$141,262.94
Steven Tisch	2,027	$10,621.48

Director	Number of Options which were Re-priced(+)	New Exercise Price(+)
Todd Emmel	13,659	$12.12
Todd Emmel	10,500	$17.85
Todd Emmel	10,920	$16.83
Robert Flug	19,500	$16.83
Oliver R. Grace, Jr.	6,712	$13.70
Oliver R. Grace, Jr.	19,500	$17.17
Oliver R. Grace, Jr.	19,500	$16.83
Mark Lewis	8,081	$16.83

+                All share and price per share information gives effect to stock splits

Employment Agreements

The Company has entered into a three-year employment agreement with Paul Eibeler commencing in May 2005 under which Mr. Eibeler devotes substantially all of his time to the business of the Company as its Chief Executive Officer and President. For the fiscal year ending October 31, 2007, Mr. Eibeler received an increase in his annual base salary from the prior year in the amount of $25,000 to $825,000. Mr. Eibeler’s agreement provides for an annual bonus equal to 100% of his salary if certain agreed upon performance targets are achieved. Mr. Eibeler is also entitled to certain health and life insurance benefits and an automobile allowance. In addition to options to purchase 450,000 shares that he received when he became the Company’s President in April 2004, Mr. Eibeler also received a grant of 75,000 shares of restricted stock (vesting over a three-year period) under the Company’s Incentive Stock Plan. The agreement provides for the Company to pay Mr. Eibeler’s salary for a period of twelve months if his employment is terminated without cause. The agreement also provides for a lump-sum payment equal to 1.5 times Mr. Eibeler’s salary and bonus if his employment is terminated upon a change of control.

The Company has also entered into an employment agreement, as amended, with Karl H. Winters, which currently expires in February 2009, subject to automatic renewals for successive one-year periods, unless terminated earlier by either the Company or Mr. Winters. For the fiscal year ending October 31, 2007, Mr. Winters received an increase in his annual base salary from the prior year in the amount of $20,000 to $405,000. Mr. Winters’ agreement provides for an annual bonus equal to 50% of his salary, provided that the Company and Mr. Winters achieve certain qualitative and quantitative performance criteria. Mr. Winters is also entitled to certain health and life insurance benefits and an automobile allowance. Mr. Winters’ agreement provides that if his employment is terminated under certain circumstances, including without cause or in the event of a change of control, he would be entitled to receive salary, bonus and other benefits for a period of eighteen months following the date of termination (which amount is payable in one lump-sum if employment is terminated upon a change of control).

The Company has entered into a three-year employment agreement with Samuel Judd commencing July 2004. The agreement provides that Mr. Judd is entitled to an annual salary of $385,000 and an annual bonus of $275,000, provided that the Company and Mr. Judd achieve certain qualitative and quantitative performance criteria. Mr. Judd is also entitled to certain health and life insurance benefits and an automobile allowance. Mr. Judd’s agreement provides that if his employment is terminated under certain circumstances, including without cause or in the event of a change of control, he would be entitled to receive salary and benefits for a period of eighteen months from the date of termination (which amount is payable in one lump-sum if employment is terminated upon a change of control).

Each employment agreement also contains confidentiality and non-competition provisions.

Compensation Committee Interlocks And Insider Participation

The Company has a Compensation Committee of the Board of Directors comprised of non-employee directors and currently consisting of Messrs. Levy, Lewis and Tisch. The Compensation Committee or the Board of Directors makes decisions relating to executive compensation. To the extent that the Board of Directors makes decisions relating to executive compensation, the Board of Directors makes such decisions based primarily upon the recommendations made by the Compensation Committee. The Board of Directors (which includes such individuals) has not rejected any recommendations of the Compensation Committee as to the compensation of the Company’s executive officers. During the fiscal year ended October 31, 2006, none of the executive officers of the Company has served on the Board of Directors or the Compensation Committee of any other entity, any of whose officers serves on the Company’s Board of Directors or Compensation Committee.

Report On Executive Compensation

The Compensation Committee, or the Board of Directors based on recommendations made by the Compensation Committee, determines executive compensation. During the fiscal year ended October 31, 2006, there was no formal compensation policy for the Company’s executive officers, other than the employment agreements with such executive officers described in this proxy statement. Compensation for executive officers consists of base salary, bonus and stock-based compensation awards.

Base Salary.   The base salaries of the Company’s executives are initially fixed pursuant to the terms of their respective employment agreements with the Company. The Compensation Committee reviews the salary of executive officers for reasonableness based on job responsibilities and a review of compensation practices for comparable positions at corporations that compete with the Company in its business or are of comparable size and scope of operations. The Compensation Committee’s decisions regarding executive compensation and its recommendations to the Board of Directors regarding executive compensation are based primarily on judgments reasonably believed to be in the best interests of the Company without the use of pre-established formal criteria. The base salaries of the Company’s executives for fiscal 2006 were evaluated by the Compensation Committee to determine whether such salaries are reasonable in light of each executive’s then current and anticipated duties.

Bonuses.   The Compensation Committee’s recommendations with respect to bonuses for fiscal 2006 were based on the Company’s overall performance, profitability, specific issues or transactions that arose or occurred during the year and other qualitative and quantitative measurements. In determining the amount of bonuses awarded, the Compensation Committee considers the Company’s performance for the applicable period, including its revenues and profitability, and each executive’s individual performance and contribution to the performance of the Company. Generally, the Company’s executive officers receive bonuses that are deemed appropriate based upon the Company’s performance during the fiscal year.

Stock-based Compensation Awards.   Stock option and restricted stock awards are intended to attract, retain and motivate personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company’s Common Stock. Such awards are granted by the Compensation Committee or the Board of Directors on a subjective basis after taking into account the relative responsibilities and contributions of the individual executives and without the use of pre-established formal criteria.

Compensation for the Company’s Chief Executive Officer is generally determined as discussed above. Mr. Eibeler became Chief Executive Officer of the Company in January 2005 and is serving pursuant to a three-year employment agreement that fixes Mr. Eibeler’s base salary and other compensation, including restricted stock and stock option awards. In determining Mr. Eibeler’s compensation, the Compensation Committee considered the compensation of Chief Executives of comparable companies, Mr. Eibeler’s experience in general and his skills as an executive in particular, and his prior responsibilities and performance, as well as the Company’s expected size and performance, including its forecasted revenue growth and the global scope of the Company’s operations. Mr. Eibeler’s compensation for the year ended October 31, 2006 was based on the Company’s overall performance, with no component of such compensation based on any particular measure of performance, and the successful completion of one specific transaction.

COMPENSATION COMMITTEE

John Levy*
Mark Lewis
Steven Tisch

*became a member of the Committee in December 2006

STOCK PERFORMANCE GRAPHS

The following line graphs compare, from: (I)  November 1, 2000 through October 31, 2005, and (II) from November 1, 2001 through October 31, 2006, respectively, the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the stocks comprising the NASDAQ Market Value Index and the stocks comprising a New Peer Group Index consisting of Activision, Inc., Electronic Arts, Inc., Atari, Inc., Interplay Entertainment Corp., Midway Games Inc. and THQ Inc. and for the graph referred to in (I) above, the stocks comprising an Old Peer Group Index which includes the stocks of the companies comprising the New Peer Group Index and Acclaim Entertainment, Inc. (“Acclaim”). We have removed Acclaim from the New Peer Group Index because Acclaim filed a petition under Chapter 7 of the federal bankruptcy code in September 2004, and its stock is no longer traded at a comparable volume. The comparisons assumes $100 was invested on November 1, 2000 and November 1, 2001, respectively, in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of all cash dividends, if any, paid on such securities. The Company has not paid any cash dividends and, therefore, the cumulative total return calculation for the Company is based solely upon stock price appreciation and not upon reinvestment of cash dividends. Historical stock price is not necessarily indicative of future stock price performance.

Graph I:  November 1, 2000 through October 31, 2005

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG TAKE-TWO INTERACTIVE SOFTWARE, INC
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON NOV. 1, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 31, 2005

Graph II:  November 1, 2001 through October 31, 2006

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG TAKE-TWO INTERACTIVE SOFTWARE, INC
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON NOV. 1, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 31, 2006

VOTING SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, relating to the beneficial ownership of shares of the Company’s common stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding common stock, (ii) each director, (iii) each of the Named Executives and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock Beneficially Owned
OppenheimerFunds, Inc.(3)	17,876,995	24.5%
FMR Corp.(4)	10,186,973	14%
D.E. Shaw & Co., L.P.(5)	5,991,469	8.2%
Legg Mason Capital Management, Inc.(6)	5,409,475	7.4%
UniCredito Italiano S.p.A.(7)	5,286,584	7.3%
Glenview Capital Management, LLC (8)	4,883,372	6.7%
Steven A. Cohen (9)	4,001,600	5.5%
Oliver R. Grace, Jr.(10)	324,966	*
Robert Flug(11)	84,056	*
Mark Lewis(12)	20,081	*
Todd Emmel(13)	38,726	*
Steven Tisch(14)	35,473	*
Karl H. Winters(15)	58,687	*

Paul Eibeler(16)	550,000	*
Gary Lewis(17)	36,000	*
Samuel Judd(18)	105,000	*
Michael J. Malone(19)	10,333	*
John F. Levy(20)	10,333	*
Grover C. Brown(21)	10,333	*
All directors and executive officers as a group (12 persons) (22).	2,105,382	2.9%

*                    Less than 1%.

(1)          Unless otherwise indicated, the address of each beneficial owner is Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of D.E. Shaw & Co., L.P. is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036. The address of Legg Mason Capital Management, Inc. is 100 Light Street, Baltimore, Maryland 21202. The address of UniCredito Italiano S.p.A. is Piazza Cordusio 2, 20123 Milan, Italy. The address of Glenview Capital Management, LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153. The address of Steven A. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.

(2)          Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days from February 26, 2007 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of February 26, 2007 have been exercised. This table does not include shares of unvested restricted stock held by the persons named in the table.

(3)          Based on information contained in a report on Schedule 13G filed with the SEC on February 15, 2007. OppenheimerFunds, Inc. reported shared voting authority for 17,786,995 shares.

(4)          Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2007. FMR Corp. reported sole voting authority for 11,824 shares.

(5)          Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2007. D.E. Shaw & Co., L.P. reported shared voting authority for 5,991,469 shares.

(6)          Based on information contained in a report on Schedule 13G filed with the SEC on February 15, 2007. Legg Mason Capital Management, Inc. reported shared voting authority for 5,409,475 shares.

(7)          Based on information contained in a report on Schedule 13G filed with the SEC on February 7, 2007. UniCredito Italiano S.p.A. reported sole voting authority for 5,286,584 shares.

(8)          Based on information contained in a report on Form 13F filed with the SEC on February 14, 2007. Glenview Capital Management, LLC reported sole voting authority for 4,883,372 shares.

(9)          Based on information contained in a report on Schedule 13G filed with the SEC on January 22, 2007. Steven A. Cohen reported shared voting authority for 4,001,600 shares.

(10) Represents 272,820 shares owned of record by Anglo American Security Fund, L.P., of which Mr. Grace is a general partner, 13,146 shares of restricted stock held by Mr. Grace and 39,000 shares underlying options held by Mr. Grace. Does not include 6,000 unvested shares of restricted stock.

(11) Represents 34,302 shares held by The Robert Flug Living Trust, 12,333 shares of common stock held by Mr. Flug and 37,421 shares underlying options held by Mr. Flug. Does not include 6,667 unvested shares of restricted stock.

(12) Represents 8,081 shares underlying options and 12,000 shares of common stock. Does not include 6,000 unvested shares of restricted stock.

(13) Represents 21,420 shares underlying options and 17,306 shares of common stock. Does not include 6,000 unvested shares of restricted stock.

(14) Represents 25,473 shares underlying options and 10,000 shares of common stock. Does not include 6,000 shares of unvested restricted stock.

(15) Includes 50,000 shares underlying options and 8,687 shares of common stock. Does not include 13,333 unvested shares of restricted stock.

(16) Includes 525,000 shares underlying options and 25,000 shares of common stock. Does not include 50,000 unvested shares of restricted stock.

(17) Represents 36,000 shares of common stock.

(18) Represents options to purchase 90,000 shares and 15,000 shares of common stock. Does not include 45,000 shares issuable upon the exercise of unvested options and 7,500 unvested shares of restricted stock.

(19) Includes 2,000 shares of common stock and 8,333 shares underlying options. Does not include 16,667 shares issuable upon the exercise of unvested options and 4,000 unvested shares of restricted stock.

(20) Includes 2,000 shares of common stock and 8,333 shares underlying options. Does not include 16,667 shares issuable upon the exercise of unvested options and 4,000 unvested shares of restricted stock.

(21) Includes 2,000 shares of common stock and 8,333 shares underlying options. Does not include 16,667 shares issuable upon the exercise of unvested options and 4,000 unvested shares of restricted stock.

(22) Includes 821,394 shares issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

PROPOSAL I
(Item 3)

AMENDMENT TO THE COMPANY’S INCENTIVE STOCK PLAN

The Board of Directors unanimously proposes that the stockholders approve an amendment to the Company’s Incentive Stock Plan, increasing by 2,000,000 the number of shares of the Common Stock reserved for issuance under such plan. Under the Incentive Stock Plan currently in effect, which was adopted by the Board of Directors in June 2003 and to which amendments were approved by the Company’s stockholders in June 2004 and June 2005, 2,500,000 shares of Common Stock have been reserved for issuance. As of the Record Date, no shares are available for issuance under the Incentive Stock Plan. The Board of Directors believes that the proposed increase in the number of shares available for issuance under the Incentive Stock Plan is necessary in order to continue the effectiveness of the Incentive Stock Plan in attracting, motivating and retaining outside directors, officers and key employees with appropriate experience and ability to increase the grantees’ alignment of interest with the Company’s stockholders. The Company intends to increasingly grant restricted stock under its Incentive Stock Plan, in comparison to its historical grants of options to purchase shares of Common Stock prior to fiscal 2006 as stock-based compensation for its directors, officers and key employees. The Board of Directors (including at least a majority of the members of the Compensation Committee) has approved for issuance such number of shares of restricted stock under the Company’s Incentive Stock Plan having an aggregate value equal to $10,199,000 as of the date of the approval of the proposed amendment to such plan, which for illustrative purposes would be approximately 506,657 shares of restricted stock as set forth in the table below using the $20.13 closing price of the Company’s common stock on February 20, 2007 as reported by NASDAQ, to certain non-executive officer employees of the Company’s Rockstar subsidiaries, subject to the approval by the Company’s stockholders of such proposed amendment. The Board of Directors (including at least a majority of the members of the Compensation Committee) or the Compensation Committee, as the case may be, has also approved (i) awards of an aggregate of 71,000 shares of restricted stock under the Incentive Stock Plan to certain executive officers and directors of the Company and (ii) awards of an aggregate of 15,000 shares of restricted stock under the Incentive Stock Plan to certain non-executive officer employees of the Company, subject in each case to the approval by the Company’ stockholders of the proposed amendment to the Incentive Stock Plan. These additional grants under the Incentive Stock Plan will be granted on the date of such stockholder approval, if obtained.

Awards Under the Incentive Stock Plan that are subject to approval of the amendment to the Plan

The following table sets forth additional information regarding the awards of 592,657 shares of restricted Common Stock that have been granted under the Incentive Stock Plan, subject to stockholder approval of the amendment to the Incentive Stock Plan described in this proposal.

Name and Position	Number of Shares
Paul Eibeler	25,000
Karl Winters	10,000
Oliver Grace, Jr.	6,000
Robert Flug	6,000
Mark Lewis	6,000
Steven Tisch	6,000
John F. Levy	6,000
Grover C. Brown	6,000
Executive Officers as a Group	35,000
Non-Executive Directors as a Group	36,000
Non-Executive Officer Employees as a Group	521,657

The Incentive Stock Plan provides that it will be administered by the Compensation Committee of the Board. The Committee will determine, among other things, the directors, officers and other employees of the Company to whom “restricted stock”, “deferred stock” or “other stock-based awards” will be granted. The Committee also determines the terms and conditions of each grant, the restrictions and limitations thereof, including vesting and forfeiture provisions.

The Incentive Stock Plan was amended by the Board of Directors in June 2004 to provide a minimum pro rata vesting period of three years with respect to outright grants and a minimum vesting period of one year with respect to performance based grants.

The summary of the Incentive Stock Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Stock Plan, a copy of which is attached hereto as Exhibit A.

Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of October 31, 2006.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,534,586 (1)	$20.98 (2)	2,476,987 (3)
Equity compensation plans not approved by security holders	—	$—	—

(1)          Includes 1,405,594 shares of outstanding unvested restricted stock under the Incentive Stock Plan.

(2)          Does not include an upward adjustment of the exercise price of certain options held by certain directors of the Company in connection with remedial actions taken by the Company upon the recommendation of the Special Committee of the Board of Directors in connection with their investigation of the Company’s past stock option granting practices. See “Director Compensation” above.

(3)          Includes (i) 116,104 shares of restricted stock reserved for issuance under the Company’s Incentive Stock Plan, as amended, (ii) options to purchase 2,321,924 shares of common stock available for future issuance under the Company’s 2002 Stock Option Plan, as amended, (iii) options to purchase 38,959 shares of common stock available for future issuance under the Company’s 1997 Stock Option Plan, as amended. The Company does not intend to issue any additional options under its 1997 Stock Option Plan, as amended.

The Board of Directors believes that the proposed Amendment to the Incentive Stock Plan will help the Company attract and retain qualified officers, directors and key employees. Accordingly, the Board of Directors believes that the Amendment to the Incentive Stock Plan is in the best interest of the Company and unanimously recommends a vote FOR its approval.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit its consolidated financial statements for its fiscal year ending October 31, 2007. Although action by the stockholders on this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of the appointment of independent registered public accounting firm to provide a forum for stockholders to express their views with regard to the Audit Committee’s appointment. If the stockholders do not ratify the appointment of E&Y, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee; provided, however, that the Audit Committee retains the right to continue to engage E&Y. Notwithstanding the ratification of E&Y as the Company’s independent registered public accounting firm for the year ending October 31, 2007, the Audit Committee retains the right to replace E&Y at any time without stockholder approval. The Company has been advised that representatives of E&Y will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL OF STOCKHOLDER

(Item 5)

The following proposal was submitted by a stockholder of the Company. If the stockholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we include the stockholder proposal plus any supporting statements exactly as submitted by the proponent.

Incorporate Social Criteria in Executive Compensation

Sisters of St. Joseph, 3427 Gull Road, PO Box 34, Nazareth, MI 49074-0034, beneficial owner of 300 shares of the Company’s common stock, has filed the following stockholder proposal:

WHEREAS:

The size of executive compensation, often deemed excessive,  has become a major public as well as corporate issue. We believe that boards, in setting executive compensation, should consider the social responsibility and environmental performance, as well as the financial performance, of the company.

WE BELIEVE THAT:

•       All too often top executives have received considerable increases in compensation packages even when the company’s financial performance or social responsibility has been mediocre or poor.

•       The relationship between compensation and the social responsibility and environmental performance of a company’s decisions is an important question. For instance, should the pay of top officers be reduced if the company is found guilty of systematic sexual harassment or race discrimination or poor environmental performance, especially if the result is costly fines or expensive, protracted litigation?  Should responsible officers pay be on a business-as-usual scale in a year of a major environmental accident?

•       Questions of this type deserve the careful scrutiny of our board and its Compensation Committee. Many companies are now using social responsibility criteria in setting executive compensation. For example, more than 25% of Fortune 100 companies report that they integrate workplace diversity or environmental criteria in setting their compensation packages and several (including ChevronTexaco, Coca-cola and Proctor & Gamble) report that they use both of these criteria. Over 70% use at least one social responsibility criteria.

•       When compensation is tied to social responsibility that better social responsibility performance will inevitably follow.

RESOLVED that the stockholders request the Board’s Compensation Committee, when setting executive compensation, to include social responsibility and environmental (as well as financial) criteria among the goals that executives must meet.

SUPPORTING STATEMENT

We believe that it is especially appropriate, given our company’s history, to adopt social responsibility criteria for executive compensation because:

Stockholders are concerned about the Security Exchange Commission’s civil suit of the company’s former chairman and two former executives for questionable accounting practices of recording revenue from the sale of video games. The Entertainment Software Rating Board (ESRB) investigated the company for violating the industry rule requiring “full disclosure of pertinent content” and sexually explicit material found on all three platform versions of the game (i.e., PC CD-ROM, Xbox and PS2). This resulted in the ESRB’s unprecedented move of rescinding the game’s, Grand Theft Auto: San Andreas; assigned rating and a product recall to retailers selling the game resulting in loss revenue. The ESRB executive director, Patricia Vance, stated this Company’s Take-Two Interactive Grand Theft Auto game undermined the credibility of the ESRB and the video game industry’s rating system.

Congress leaders, Fred Upton and Hillary Rodham Clinton have called for a federal regulator to investigate Take-Two Interactive. Stockholders believe that a company’s governance structure should be based on ethical values, including exclusivity, integrity, honesty, justice, transparency and responsiveness to stockholders and stakeholders.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

We believe that this proposal is unnecessary. Compensation of the Company’s executive officers is determined by the Compensation Committee of the Board of Directors which is comprised solely of independent directors, in accordance with the rules of The NASDAQ Stock Market. We agree that executive compensation must be closely scrutinized, which is precisely the function performed by the independent directors of the Compensation Committee. The Compensation Committee considers the facts and circumstances which, in its business judgment, are necessary for it to establish appropriate executive compensation levels. This procedure gives the Compensation Committee the flexibility that it needs in order establish executive compensation policies that attract, motivate and retain top executive talent which is designed to maximize stockholder value over the long-term. Based on the Compensation Committee’s annual review of the Company’s executive compensation policies, we believe that the Company’s executive compensation arrangements adequately address all factors relevant to determining appropriate executive compensation. We also believe that the Company’s executive compensation policies are competitive and consistent with those at comparable companies, help align executive compensation with our stockholders’ interests, and link pay to the performance of the individual and the Company. We believe, therefore, that the stockholder proposal is unnecessary and could have the effect of limiting the amount and type of compensation that could be offered to the Company’s executive officers, which would put the Company at a competitive disadvantage for hiring and retaining top executives and could prevent the Company from aligning the interests of its executives with those of its stockholders. The Compensation Committee’s report explaining the criteria for determining executive officer compensation is included in this proxy statement beginning on page 14. For these reasons, the board of directors unanimously recommends a vote AGAINST this proposal. The proxy holders will vote all proxies received AGAINST this proposal unless instructed otherwise. The affirmative vote of the holders of a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the matter at the annual meeting, provided a quorum exists, is required for approval of this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Previous Independent Auditor

Upon the approval of the Audit Committee, on April 4, 2006, the Company dismissed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm.

During the Company’s fiscal years ended October 31, 2005 and 2004 and through April 4, 2006 there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PWC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. PWC’s reports on the Company’s financial statements for the fiscal years ended October 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended October 31, 2005 and 2004 and through April 4, 2006, there have been no reportable events as set forth in Item 304 (a)(1)(v) of Regulation S-K except as follows:

As more fully disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, the Company had identified the following material weaknesses in the Company’s internal control over financial reporting as of October 31, 2005:

•       The Company did not maintain effective controls over the existence and valuation of its accounts payable related to inventory purchases. Specifically, the Company did not maintain effective controls to identify, analyze and reconcile amounts related to inventory purchases included in accounts payable to underlying supporting documentation.

•       The Company did not maintain effective controls over the accuracy of the amortization of its capitalized software development costs. Specifically, the Company did not have effective controls to accurately prepare and review inputs to a spreadsheet application used to calculate amortization expense related to capitalized software development costs.

The Company requested that PWC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in its Current Report on Form 8-K filed on April 6, 2006. A copy of PWC’s letter to the Securities and Exchange Commission, dated April 6, 2006, is filed as Exhibit 16.1 to such Form 8-K filed on April 6, 2006.

New Independent Auditor

On April 4, 2006 the Audit Committee appointed E&Y as the Company’s new independent registered public accounting firm to audit the Company’s financial statements. During the Company’s two most recent fiscal years ended October 31, 2005 and 2004 and through April 4, 2006, neither the Company nor anyone on its behalf consulted with E&Y regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by E&Y that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditor Fee Information

The aggregate fees billed by PWC for the fiscal years ended October 31, 2005 and 2006 are set forth below. The Audit Committee believes that the services performed by the Company’s independent auditor were compatible with maintaining such auditor’s independence.

	2005	2006
Audit (1)	$6,700,700	$214,500
Audit Related (2)	37,500	8,500
Tax (3)	1,264,000	180,700
All Other	—
Total	$8,002,200	$403,700

(1)          Includes financial statement and statutory audits and also includes fees of $3,702,000 for fiscal 2005 in connection with the audit of management’s assessment of internal control over financial reporting and PWC’s audit of the Company’s internal control over financial reporting.

(2)          Includes benefit plan audits for fiscal 2005.

(3)          Includes tax compliance, advice and audit assistance.

The aggregate fees billed by E&Y for the fiscal year ended October 31, 2006 are set forth below. The Audit Committee believes that the services performed by the Company’s independent auditor were compatible with maintaining such auditor’s independence.

2006
Audit (1)	$4,950,000
Audit Related (2)	283,500
Tax	—
All Other	—
Total	$5,233,500

(1)          Includes financial statement and statutory audits.

(2)          Includes due diligence.

All services provided to the Company by its independent auditor must be and were pre-approved by the Audit Committee. None of the Audit Related or Tax services listed in the tables above was approved by the Audit Committee under a “de minimis” exemption from pre-approval provided by applicable law.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company currently anticipates holding its Annual Meeting of Stockholders for its fiscal year ending October 31, 2007 in April 2008. Accordingly, stockholders who wish to present proposals appropriate for consideration at the Company’s Annual Meeting of Stockholders to be held in 2008 must submit the proposal in proper form and in satisfaction of the conditions established by the Securities and Exchange Commission, to the Company at its address set forth on the first page of this Proxy Statement not later than October 31, 2007 in order for the proposition to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Vice President of Corporate Communications and Public Affairs of the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting of Stockholders , notice of intention to present the proposal must be received in writing by the Company by January 31, 2008. Address all notices of intention to present proposals at the 2008 Annual Meeting of Stockholders to:  the Vice President of Corporate Communications and Public Affairs of Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012.  For any proposal that is not submitted for inclusion for next year’s proxy statement but is instead sought to be presented directly at next year’s annual meeting of stockholders, management of the Company will vote proxies in its discretion with respect to such proposal if (a) the Company received notice of the proposal before the close of business on January 31, 2008 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote or (b) does not receive notice of the proposal prior to the close of  business on January 31, 2008.

OTHER INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON FEBRUARY 26, 2007. COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST TO:

TAKE-TWO INTERACTIVE SOFTWARE, INC.
622 BROADWAY
NEW YORK, NEW YORK 10012
ATTENTION:  JAMES ANKNER, VICE PRESIDENT OF CORPORATE COMMUNICATIONS AND PUBLIC AFFAIRS

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Paul Eibeler
Chief Executive Officer and President

February 28, 2007

Exhibit A

TAKE-TWO INTERACTIVE SOFTWARE, INC.
Incentive Stock Plan
(as amended in June 2005 and for 3-for-2 stock split in April 2005)

1. Purpose

The purpose of the Take-Two Interactive Software, Inc. Incentive Stock Plan is to enable Take-Two Interactive Software, Inc. (the “Company”) to offer to those of its employees and to the employees of its Subsidiaries who are expected to contribute to the success of the Company, long term equity interests in the Company, thereby enhancing its ability to attract, retain and reward such key employees, and to increase the mutuality of interests between those employees and the shareholders of the Company.

2.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), the membership of which shall consist solely of two or more members of the Board, each of whom shall serve at the pleasure of the Board and shall be a “Non-Employee Director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and, if practicable, shall also be an “outside director,” as defined in Section 162(m) of the Internal Revenue Code, and shall be at all times constituted so as not to adversely affect the compliance of the Plan with the requirements of Rule 16b-3 or with the requirements of any other applicable law, rule or regulation.

The Committee shall have the authority to grant, pursuant to the terms of the Plan, to directors (other than directors serving as members of the Committee), officers and other employees shares of the Company’s Common Stock (“Stock”) pursuant to: (i) Section 5 (“Restricted Stock”), (ii) Section 6 (“Deferred Stock”) and/or (iii) Section 7 (“Other Stock-Based Awards”). Notwithstanding anything in the Plan to the contrary, (i) Stock granted under this Plan shall be subject to a minimum pro rata vesting period of three years with respect to outright grants and a minimum vesting period of one year with respect to performance based grants. The Board reserves the right to make and set the terms of and to interpret the terms of any grant of Stock under the Plan to directors who are members of the Committee.

For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of the Plan):

(i)    to select the directors, officers and other employees of the Company or any Subsidiary to whom Restricted Stock, Deferred Stock and/or Other Stock-Based Awards may be from time to time granted hereunder;

(ii)   to determine the Restricted Stock, Deferred Stock and/or Other Stock-Based Awards, or any combination thereof, if any, to be granted hereunder to one or more eligible persons;

(iii)  to determine the number of shares of Stock to be covered by each award granted hereunder;

(iv)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, share price, any restrictions or limitations, and any vesting acceleration and/or forfeiture provisions);

(v)    to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company or any Subsidiary outside of the Plan; and

(vi)  to determine the extent and circumstances under which Stock and other amounts payable with respect to an award hereunder shall be deferred.

Subject to Section 9 hereof, the Committee shall have the authority to (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, (ii) interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and (iii) to otherwise supervise the administration of the Plan.

Subject to the express provisions of the Plan, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and the Plan participants.

3.  Stock Subject to Plan

The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,500,000 shares, and shall include Restricted Stock previously granted by the Committee and Board. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

If any shares of Stock that are subject to any Restricted Stock, Deferred Stock or Other Stock-Based award are forfeited, such shares shall again be available for distribution under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan.

Subject to the provisions of the immediately preceding paragraph, the maximum numbers of shares subject to Restricted Stock, Deferred Stock and other Stock-Based awards to (i) all of the Company’s directors and officers (as determined in accordance with Rule 16a-1(f) of the Securities Exchange Act of 1934) as a group or (ii) each of the Company’s chief executive officer and the four other highest compensated executive officers who are employed by the Company on the last day of any taxable year of the Company, shall be 375,000 shares during the term of the Plan.

4.  Eligibility

Directors, officers and other employees of the Company or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an award under the Plan employed by the Company or any Subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or any Parent or Subsidiary, are eligible to be granted awards under the Plan. Eligibility under the Plan shall be determined by the Committee.

The Committee may, in its sole discretion, include additional conditions and restrictions in connection with awards under the Plan. The grant of an award under the Plan, and any determination made in connection therewith, shall be made on a case by case basis and can differ among grantees. The grant of an award under the Plan is a privilege and not a right and the determination of the Committee can be applied on a non-uniform (discretionary) basis.

5. Restricted Stock

(a)   Grant and Exercise. Shares of Restricted Stock may be issued either alone or in addition to or in tandem with other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture (the “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards. The Committee may condition the grant of Restricted Stock upon the attainment of such factors as the Committee may determine.

(b)   Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(i)    Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, the Restricted Stock shall be subject to such restrictions, terms and conditions as may be established by the Committee.

(ii)   Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, and the issuance thereof shall be made for at least the minimum consideration (if any) necessary to permit the shares of Restricted Stock to be deemed to be fully paid and nonassessable. The holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, with the exceptions that (A) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (B) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any Retained Distributions during the Restriction Period; and (C) a breach of any of the restrictions, terms or conditions contained in the Plan or any agreement referred to in Section 5(b)(iv) below, or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto. Notwithstanding anything to the contrary in this Plan, the Committee may grant Restricted Stock awards outright, without any restrictions and conditions, except those restrictions under federal securities laws.

(iii)  Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (A) all or part of such Restricted Stock shall become vested in accordance with the terms of any agreement referred to in Section 5(b)(iv) below or as otherwise established by the Committee, and (B) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

(iv)  Restricted Stock awards may be confirmed by, and may be subject to the terms of, an agreement executed by the Company and the participant.

6. Deferred Stock

(a)   Grant and Exercise. Deferred Stock may be awarded either alone or in addition to or in tandem with other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the awards. The Committee may condition the grant of the Deferred Stock upon the attainment of such factors or criteria as the Committee shall determine.

(b)   Terms and Conditions. Each Deferred Stock award shall be subject to the following terms and conditions:

(i)    Subject to the provisions of the Plan, any agreement referred to in Section 6(b)(vii) below and any conditions otherwise established by the Committee, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 6(b)(vi) below, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

(ii)   As determined by the Committee at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 6(b)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Stock award may be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock.

(iii)  Subject to the provisions of any agreement referred to in Section 6(b)(vii) below and this Section 6 and Section 11(g) below, upon termination of a participant’s employment with the Company or any Parent or Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 6(b)(vi) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant.

(iv)  The Committee may, after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of a Deferred Stock award.

(v)    In the event of hardship or other special circumstances of a participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to any agreement referred to in Section 6(b)(vii) below with respect to any or all of the participant’s Deferred Stock.

(vi)  A participant may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified period or until a specified event (the “Additional Deferral Period”). Subject to any exceptions adopted by the Committee such request must be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

(vii) Deferred Stock awards may be confirmed by, and may be subject to the terms of, an agreement executed by the Company and the participant.

7. Other Stock-Based Awards

(a)   Grant and Exercise. Other Stock-Based Awards, which may include performance shares and shares valued by reference to the performance of the Company or any Subsidiary, may be granted either alone or in addition to or in tandem with Restricted Stock or Deferred Stock. The Committee shall determine the eligible persons to whom, and the time or times at which, such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other terms and conditions of the awards. The Committee may also provide for the grant of Stock under such awards upon the completion of a specified performance period.

(b)   Terms and Conditions. Each Other Stock-Based Award shall be subject to the following terms and conditions:

(i)    Shares of Stock subject to an Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction or period of deferral lapses.

(ii)   The recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award, as determined by the Committee at the time of the award. The Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock.

(iii)  Any Other Stock-Based Award and any Stock covered by any Other Stock-Based Award shall vest or be forfeited to the extent so provided in any agreement referred to in Section 7(b)(v) below or as otherwise determined by the Committee.

(iv)  In the event of the participant’s retirement, disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Stock-Based Award.

(v)    Other Stock-Based Awards may be confirmed by, and may be subject to the terms of, an agreement executed by the Company and by the participant.

8.  Change of Control Provisions

(a)   A “Change of Control” shall be deemed to have occurred on the tenth day after:

(i)    any individual, corporation or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than 50% of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors of the Company; or

(ii)   the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Company’s capital stock; or

(iii)  the shareholders of the Company approve (A) a definitive agreement for the merger or other business combination of the Company with or into another corporation pursuant to which the shareholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives, or (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a “Change of Control” shall not be deemed to have taken place if beneficial ownership is acquired (A) directly from the Company, other than an acquisition by virtue of the exercise or conversion of another security unless the security so converted or exercised was itself acquired directly from the Company, or (B) by, or a tender or exchange offer is commenced or announced by, the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company; or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

(b)   In the event of a “Change of Control” as defined in Section 8(a) above, all restrictions and deferral limitations contained in Restricted Stock, Deferred Stock and Other Stock-Based Awards granted under the Plan shall lapse, unless the provisions of this Section 8 are suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of such a “Change of Control.”

9.  Amendments and Termination

The Board may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however, that any amendment that would increase the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility under the Plan or increase the benefits under the Plan, shall be subject to stockholder approval. Subject to the preceding sentence, the Committee may amend the terms of any award heretofore granted under the Plan; provided, however, that subject to Section 3 above, no such amendment may be made by the Committee which in any material respect impairs the rights of the participant without the participant’s consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3.

10.  Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those creditor of the Company.

11. General Provisions

(a)   The Committee may require each person acquiring shares of Stock pursuant to an award under the Plan to represent to and agree with the Company in writing that the participant is acquiring the shares for investment without a view to distribution thereof.

All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem to be advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)   Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)   Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any employee of the Company or any Parent or Subsidiary any right to continued employment with the Company or any Parent or Subsidiary, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment of any of its employees at any time.

(d)   No later than the date as of which an amount first becomes includable in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee tax withholding or payment obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant from the Company or any Parent or Subsidiary.

(e)   The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York  (without regard to choice of law provisions).

(f)    Any award made under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Parent or Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under the Plan).

(g)   A leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Any awards made under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company or any Parent or Subsidiary.

(h)   Except as otherwise expressly provided in the Plan or in any agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts or liabilities of the person entitled to such benefit.

(i)    The obligations of the Company with respect to all awards under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, and (B) the rules and regulations of any securities exchange or association on which the Stock may be listed or traded.

(j)    If any of the terms or provisions of the Plan conflicts with the requirements of Rule 16b-3 as in effect from time to time, or with the requirements of any other applicable law, rule or regulation, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3.

12. Effective Date of Plan

The Plan shall be effective as of the date of the approval and adoption thereof at a meeting of the Board, provided that the Plan shall cover Restricted Stock previously granted by the Committee and Board.

13.  Term of Plan

No award shall be granted pursuant to the Plan after the tenth anniversary of the effective date of the Plan, but awards granted on or prior to such tenth anniversary may extend beyond that date.

TAKE TWO INTERACTIVE SOFTWARE, INC.

622 Broadway
New York, New York 10012

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul Eibeler and Karl H. Winters and each of them, Proxies, with full power of substitution in each of them, in the name, place, and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Take-Two Interactive Software, Inc. (the “Company”) on Friday, March 23, 2007, at the Hotel Gansevoort, 18 9th Avenue, New York, New York 10014 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present upon the following matters:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TAKE-TWO INTERACTIVE SOFTWARE, INC.

March 23, 2007

PROXY VOTING INSTRUCTIONS

MAIL-Date sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE-Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER
-OR-
INTERNET-Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

The Board of Directors recommends a vote “FOR” the nominees as directors and “FOR” the amendment to the Company’s Incentive Stock Plan and “FOR” the ratification of the appointment of Ernst & Young LLP and “AGAINST” the shareholder proposal.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O	Paul Eibeler
		O	Oliver R. Grace, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Robert Flug
		O	Mark Lewis
☐	FOR ALL EXCEPT (See instructions below)	O	John F. Levy
		O	Grover C. Brown

INSTRUCTION:	To withhold authority to vote for any Individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to
	each nominee you wish to withhold, as shown here:				•
					FOR	AGAINST	ABSTAIN
2. Approval of Amendment to the Company’s Incentive Stock Plan.					☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.					☐	☐	☐
4. Approval of the shareholder proposal that social responsibility as well as corporate governance financial criteria be evaluated when setting executive compensation.					☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted for those nominees and the proposals listed above.
Please mark, sign, date and return this proxy card using the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder			Date	Signature of Stockholder		Date
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, pleas sign in partnership name by authorized person.